Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of the Bitcoin Investment Trust (the “Trust”) on Amendment No. 1 to Form S-1 (File No. 333-215627) of our report dated February 27, 2017, which includes an explanatory paragraph regarding risks and uncertainties related to the Trust’s investment in bitcoin, with respect to our audits of the financial statements of the Bitcoin Investment Trust as of December 31, 2016 and 2015 and for each of the years in the two-year period then ended, which appear in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

March 24, 2017

East Hanover, New Jersey